Exhibit 99.1

       eMerge Interactive Reports Second Quarter And Six Months Results



    * Revenues for the quarter increased to $323,000

    * SG&A expenses for the quarter decline 10.3 percent to $1.4 million

    * Net loss for the quarter improves to $2.3 million from $16.9 million



    SEBASTIAN, Fla., July 24 /PRNewswire-FirstCall/ -- eMerge Interactive,

Inc. (Nasdaq: EMRG), a technology company providing VerifEYE(TM) food-safety systems, individual-animal tracking and supply-procurement services to the beef industry, today announced second quarter results for the three and six month periods ending June 30, 2003.

   For the quarter and six months ended June 30, 2003, revenues were $323,000 and $484,000, respectively, compared to $95,000 and $325,000 in the comparable prior year periods.  Net loss for the quarter was $2.3 million, or $0.06 per share, compared to $16.9 million, or $0.42 per share, in the same quarter last year.  Net loss for the six months was $5.1 million, or $0.13 per share,

compared to $21.0 million, or $0.53 per share, in the comparable prior period.

Included in the net loss for the quarter and the six months is $62,000 and

$164,000, respectively, of loss from discontinued operations relating to one cattle operation, which was closed in January 2003.  This compares to $11.2 million and $11.5 million for the quarter and six months in the comparable prior year periods, respectively.

   The increase in revenues during the quarter primarily reflects sales of the

Company's recently commercialized meat-inspection technology, VerifEYE(TM)

Solo(TM), to the industry's top five beef processors, which are responsible for processing 80 percent of the nation's beef supply.  Additionally, revenues during the quarter reflect increased sales of CattleLog data and supply chain management services offset by reduced feedyard data management services and web advertising.

   Gross profit for the quarter increased to $234,000, or 72.5 percent of sales, from $21,000, or 21.9 percent of sales, reflecting the Company's strategy to exit its low margin cattle operations and focus primarily on its high margin technology products and services.

    Selling, general and administrative expenses for the quarter declined 10.3 percent to $1.4 million from $1.6 million, reflecting a reduction in corporate and divisional expenses for salaries and wages relating to prior restructurings, as well as reduced professional services and communications expenses.

    Technology and development costs for the quarter declined $391,000, or

48.6 percent, to $413,000, reflecting the shift to commercialization of the

Company's VerifEYE products.

    Operating loss for the quarter declined $1.5 million, or 39.9 percent, to

$2.2 million from $3.7 million in the comparable period a year ago.  Included in operating loss for the quarter is $626,000 of depreciation expense,

compared to $1.0 million in the same period a year ago.  Operating loss for the six months declined $2.4 million, or 33.2 percent, to $4.9 million from

$7.4 million in the comparable period a year ago.  Included in operating loss for the six months is $1.3 million of depreciation expense, compared to $2.0 million in the same period a year ago.  As planned, cash and cash equivalents at June 30, 2003 were $3.4 million.

   "We are pleased with the increasing acceptance of our products and services in the beef industry, which is reflected by our revenue growth and increased number of customer inquiries, particularly overseas," stated, David C. Warren,

eMerge's President and Chief Executive Officer.  "In the next several weeks,

we anticipate entering into several distributor agreements for the sale of our

VerifEYE(TM) Solo(TM) technology which will not only provide us with increased exposure here in the US, but also access to both Europe and Asia."

   During the quarter, the Company also made progress towards industry adoption of its VerifEYE(TM) Carcass Inspection System (CIS) with the first commercial installation at a beef processing facility located in Schuyler,

Nebraska.  The facility is owned and operated by Excel Corporation, a leading

U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated.

"The system has been successfully integrated into their quality control processes and has been running as expected," continued Mr. Warren.  "Initial reaction to this machine vision food-safety technology has been very encouraging and we remain optimistic as to its commercial viability."

    Likewise, the Company's animal tracking and data base management system,

CattleLog(TM), continues to garner strong interest as a unique solution to regulatory changes that require country of origin labeling, or as a solution to possibly assist in the tracking of biohazard outbreaks, including mad cow disease.



    Quarterly Webcast

    eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss second quarter results.  You can access the Webcast through the Company's Website address at www.emergeinteractive.com or through Thomson Financial's First Call

Website address at:

http://www.firstcallevents.com/service/ajwz385365016gf12.html.



    About eMerge Interactive

    eMerge Interactive, Inc. is a technology company providing VerifEYE food-

safety systems, individual-animal tracking and supply-procurement services to the beef industry.  The Company's individual animal-tracking technologies include CattleLog, an exclusive data-collection and reporting system that enables beef-verification and branding. The Company's food-safety technologies include VerifEYE, a meat-inspection system that was developed and patented by scientists at Iowa State University and the Agricultural Research Service of

the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

    For additional information regarding this press release or if you have investor questions please contact Juris Pagrabs, eMerge's Chief Financial

Officer, at 772-581-9741.

    This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as "anticipates," "believes," "expects," "intends,"

"may," "will" and words of similar meaning.  These statements involve various risks and uncertainties.  A number of factors could cause actual results to differ materially from those described in these forward-looking statements,

including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements.  Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.



                           eMerge Interactive, Inc.

               Condensed Consolidated Statements of Operations

                                 (unaudited)



                             Three Months Ended          Six Months Ended

                                   June 30,                    June 30,

                              2003          2002         2003          2002



    Revenue               $323,000       $95,000     $484,000      $325,000



    Cost of revenue         89,000        74,000      163,000       220,000

    Gross profit           234,000        21,000      321,000       105,000



    Operating expenses:

    Selling, general and

     administrative      1,442,000     1,607,000    3,017,000     3,636,000

    Technology and

     development           413,000       804,000      924,000     1,390,000

    Impairment,

     restructuring and

     related charges            --       345,000           --       403,000

    Depreciation expense   626,000     1,001,000    1,293,000     2,035,000



    Operating loss     (2,247,000)   (3,736,000)  (4,913,000)   (7,359,000)



    Interest and other

     (expense)/income,

      net                  (2,000)        77,000     (16,000)       171,000

    Interest expense       (4,000)     (124,000)     (12,000)     (432,000)

    (Loss)/gain on

     disposal of assets         --      (50,000)        3,000      (50,000)

    Equity in operations

     of unconsolidated

     investee                   --      (20,000)           --      (17,000)



    Loss from continuing

     operations before

     extraordinary

     loss              (2,253,000)   (3,853,000)  (4,938,000)   (7,687,000)



    Discontinued operations:

    Loss from

     discontinued

     operations           (62,000)  (10,026,000)    (164,000)  (10,280,000)

    Loss on disposition

     of discontinued

     operations                 --   (1,438,000)           --   (1,438,000)

    Minority interest           --       245,000           --       178,000



    Net loss before

     extraordinary

     item              (2,315,000)  (15,072,000)  (5,102,000)  (19,227,000)



    Extraordinary loss

     on early extinguishments

     of debt                    --   (1,814,000)           --   (1,814,000)



    Net loss          $(2,315,000) $(16,886,000) $(5,102,000) $(21,041,000)



    Net loss per share    $ (0.06)      $ (0.42)      $(0.13)       $(0.53)



    Weighted average

     number of common

     shares outstanding

     - basic and

     diluted            38,817,214    39,972,923   38,798,928    39,841,914







                           eMerge Interactive, Inc.

                    Condensed Consolidated Balance Sheets

                                 (unaudited)



                                                   June 30,   December 31,

                                                     2003           2002



    Assets



    Current assets:

     Cash and cash equivalents                    $3,374,000     $5,278,000

     Trade accounts receivable                       165,000        414,000

     Inventories                                     417,000         36,000

     Other current assets                            430,000        484,000

     Due from related parties                        302,000      2,282,000

      Total current assets                         4,688,000      8,494,000



    Property and equipment, net                    4,660,000      5,348,000

    Investment                                        75,000             --

    Due from related parties                         217,000        217,000



      Total assets                                $9,640,000    $14,059,000



    Liabilities and Stockholders' Equity



    Current liabilities:

     Current installments of

      capital lease obligation                      $488,000       $315,000

     Accounts payable                                917,000        568,000

     Accrued liabilities                             774,000        758,000

     Advance payments from customers                 217,000        102,000

     Total current liabilities                     2,396,000      1,743,000



    Capital lease obligation,

     excluding current installments                   31,000        197,000



    Total liabilities                              2,427,000      1,940,000



    Stockholders' equity:



    Common stock                                     321,000        320,000

    Additional paid-in capital                   200,924,000    200,729,000

    Accumulated deficit                        (193,604,000)  (188,502,000)

    Treasury stock                                 (428,000)      (428,000)

    Total stockholders' equity                     7,213,000     12,119,000



    Total liabilities and stockholders' equity    $9,640,000    $14,059,000



SOURCE  eMerge Interactive, Inc.

    -0-                             07/24/2003

    /CONTACT:  Juris Pagrabs, eMerge's Chief Financial Officer, eMerge

Interactive, Inc., +1-772-581-9741/

    /Web site:  http://www.emergeinteractive.com/

    /Audio: http://www.firstcallevents.com/service/ajwz385365016gf12.html /

    (EMRG)



CO:  eMerge Interactive, Inc.

ST:  Florida

IN:  AGR CPR

SU:  ERN CCA